Exhibit 99.1

June 6, 2011

A. O. Smith names Kempken vice president and controller

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced that Daniel L. Kempken has been named vice president and controller.

In his new position, Kempken will oversee the accounting, financial planning, internal audit, and risk management functions for the global manufacturer of residential and commercial water heating equipment.

“Dan enjoys broad ranging accounting experience, both on a domestic and international basis,” John Kita, executive vice president and chief financial officer, said in making the announcement. “He is well acquainted with GAAP and SEC guidelines as well as requirements under the Sarbanes Oxley law. In addition, he has extensive experience in acquisitions and divestitures.”

Kempken, a certified public accountant, brings more than 13 years of public accounting experience to A. O. Smith. Most recently, he was a senior manager with Ernst & Young LLP’s Milwaukee office. He served a number of Wisconsin-based companies, handling audit, quarterly review, and control testing activities. During this time, he assisted several of his clients with domestic and international acquisition accounting.

Kempken also held the positions of senior manager with Ernst & Young’s Chicago office and manager in the Frankfurt, Germany, office. He joined Ernst & Young in 1995.

From 2003 until 2006, he was a partner with Kempken Real Estate, a family business focused on residential real estate and condominium development.

Kempken earned a bachelor’s of business administration degree from the University of Wisconsin-Madison in 1995.

5

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world's leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China.

6